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                                                                     EXHIBIT 5.5


                       [LETTERHEAD OF FOLEY & LARDNER LLP]


                                 [     ], 2004


                                                            CLIENT/MATTER NUMBER
                                                            039895-0101

Nickerson Machinery Chicago Inc.
10 Keith Way
Hingham, Massachusetts  02043

Milacron Inc.
2090 Florence Avenue
Cincinnati, Ohio  45206

            Re:   Milacron Inc. $225,000,000 11-1/2% Senior Secured Notes Due
                  2011

Ladies and Gentlemen:


                  We have acted as special Illinois counsel to Nickerson Machinery Chicago Inc., an Illinois corporation (the "Guarantor") and subsidiary of Milacron Inc., a Delaware corporation ("Milacron"), in connection with the proposed issuance and exchange (the "Exchange Offer") of up to $225,000,000 principal amount of Milacron's 11-1/2% Senior Secured Notes due 2011 (the "Original Notes") for a like principal amount of Milacron's 11-1/2% Senior Secured Notes due 2011 (the "Exchange Notes" and together with the Original Notes, the "Notes") to be registered under the Securities Act of 1933, as amended (the "Act"). The Exchange Notes to be issued pursuant to the Indenture dated May 26, 2004 (such agreement, as amended, restated, supplemented or otherwise modified from time to time, including any replacement agreement therefor, being hereinafter referred to as the "Indenture") by and between Milacron Escrow Corporation, a Delaware corporation (the "Issuer") that was merged with and into Milacron, and U.S. Bank National Association, as trustee (the "Trustee"), as supplemented by the Supplemental Indenture dated as of June 10, 2004 (the "Supplemental Indenture") among Milacron, Milacron's subsidiaries listed on Schedule A thereto (the "Guarantors") and the Trustee, pursuant to which Milacron assumed all the obligations of the Issuer under the Indenture and the Guarantors agreed to guarantee the Notes on the terms and subject to the conditions set forth in the Indenture.

                  In connection with this opinion, we have examined the following:

                  1. The Indenture;
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Nickerson Machinery Chicago Inc.
Milacron Inc.
[     ], 2004
Page 2

                  2. The Supplemental Indenture; and

                  3. Form of guarantee to be endorsed on the Exchange Notes.

                  The documents numbered 1-3 above are referred to herein as the "Guarantor Documents."

                  In rendering this opinion we have assumed, without independent investigation, verification or inquiry, that:

                  (a) Each party to any of the Guarantor Documents is a corporation or association (i) duly organized and (ii) validly existing and in good standing under the laws of its jurisdiction of incorporation or organization;

                  (b) There is no oral or written agreement, understanding, course of dealing or usage of trade that affects the rights and obligations of the parties set forth in the Guarantor Documents, or that would have an effect on the opinions expressed herein; there are no judgments, decrees or orders that impair or limit the ability of the Guarantor to enter into, execute and deliver, and perform, observe and be bound by the Guarantor Documents and the transactions contemplated therein; all material terms and conditions of the relevant transactions among Milacron and the Guarantors are correctly and completely reflected in the Guarantor Documents; the Guarantor is in compliance with the terms of the Guarantor Documents; and there has been no waiver of any of the provisions of the Guarantor Documents by conduct of the parties or otherwise; and

                  (c) All natural persons who are signatories to the Supplemental Indenture were legally competent at the time of execution; all signatures on the Supplemental Indenture are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion.


                  Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

                  1. The Guarantor has duly authorized, executed and delivered the Supplemental Indenture.
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Nickerson Machinery Chicago Inc.
Milacron Inc.
[     ], 2004
Page 3
                  2. The execution and delivery of the guarantee to be endorsed on the Exchange Notes has been duly authorized by all necessary corporate action on the part of the Guarantor.

                  The opinions expressed herein are limited to the laws of the State of Illinois in effect on the date hereof as they presently apply and we express no opinion herein as to the laws of any other jurisdiction.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") under the Act, relating to the Exchange Offer. We also consent to the reference to Foley & Lardner LLP under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are "experts" within the meaning of Section 11 of the Act or that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.


                                            Very truly yours,


                                            FOLEY & LARDNER LLP